NEWS RELEASE

Coeur Reports First Quarter 2018 Production and Sales Results
Chicago, Illinois - April 9, 2018 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE: CDE) today announced first quarter 2018 production of 3.2 million ounces of silver and 85,383 ounces of gold, or 8.3 million silver equivalent1 ounces. Metal sales for the quarter of 3.2 million ounces of silver and 87,153 ounces of gold, or 8.4 million silver equivalent1 ounces, were in-line with production.
During the quarter, the Company also announced it had commenced production at its high-grade Silvertip mine in British Columbia, Canada slightly ahead of schedule. Mill throughput continues to ramp-up according to plan with commercial production expected to be achieved by mid-year.
Coeur's full-year production guidance of 36.0 - 39.4 million silver equivalent1 ounces remains unchanged.

Quarterly Production Results

Note: On February 28, 2018, Coeur divested the San Bartolomé mine through the sale of its 100%-owned Bolivian subsidiary. As a result, San Bartolomé is excluded from consolidated operating statistics for all periods presented unless otherwise noted.

Operations
First quarter 2018 production and sales highlights for each of Coeur's operations are provided below.
Palmarejo, Mexico

	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Tons milled	359,893	389,524	413,086	335,428	360,383
Average silver grade (oz/t)	6.88	6.92	5.53	4.98	4.91
Average gold grade (oz/t)	0.10	0.10	0.08	0.08	0.09
Average recovery rate – Ag	81.4%	87.0%	83.6%	87.3%	86.5%
Average recovery rate – Au	80.4%	92.0%	83.1%	91.1%	93.7%
Ounces Produced
Silver (000's)	2,013	2,346	1,908	1,457	1,531
Gold	29,896	37,537	28,948	24,292	30,792
Silver equivalent[1] (000's)	3,807	4,600	3,644	2,914	3,378
Ounces Sold
Silver (000's)	2,031	2,343	1,794	1,484	1,965
Gold	30,888	38,953	26,554	25,191	41,045
Silver equivalent[1] (000's)	3,884	4,681	3,387	2,996	4,427
Silver equivalent[1] (average spot) (000's)	4,479	5,331	3,809	3,324	4,837

•
Year-over-year quarterly silver production increased 31%, while quarterly gold production declined 3%. First quarter silver and gold production decreased 14% and 20% quarter-over-quarter, respectively, to 2.0 million and 29,896 ounces

•
Silver and gold grades were 40% and 11% higher, respectively, year-over-year and flat quarter-over-quarter. Palmarejo's production benefited from mining of higher grade material over the past two quarters in a faulted zone within Independencia, which the Company had conservatively modeled. This was offset by temporarily lower mining rates as additional ground support was installed along the fault. Grades are expected to gradually decrease in subsequent quarters, while mining rates are expected to return to 4,500 tons per day

•
At the end of the first quarter, Palmarejo began commissioning an on-site absorption, desorption, and recovery ("ADR") plant, which resulted in a temporary increase in in-process inventory and lower recovery rates, which are expected to normalize during the second quarter

•
During the quarter, 9,906 ounces, or approximately 32%, of Palmarejo's gold sales were to Franco-Nevada at a price of $800 per ounce. For the full year, the Company anticipates a similar percentage of Palmarejo's gold sales to be to Franco-Nevada

•	Full-year 2018 production guidance is unchanged at 6.5 - 7.1 million ounces of silver and 110,000 - 115,000 ounces of gold, or 13.1 - 14.0 million silver equivalent[1] ounces

Rochester, Nevada

	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Tons placed	4,351,131	4,171,451	4,262,011	4,493,100	3,513,708
Average silver grade (oz/t)	0.54	0.50	0.53	0.53	0.58
Average gold grade (oz/t)	0.003	0.003	0.004	0.003	0.002
Ounces Produced
Silver (000's)	1,157	1,361	1,070	1,156	1,127
Gold	11,487	18,995	10,955	10,745	10,356
Silver equivalent[1] (000's)	1,846	2,500	1,727	1,801	1,749
Ounces Sold
Silver (000's)	1,119	1,457	1,050	1,135	1,289
Gold	11,163	20,002	10,390	10,658	13,592
Silver equivalent[1] (000's)	1,789	2,658	1,674	1,774	2,104
Silver equivalent[1] (average spot) (000's)	2,004	2,969	1,839	1,913	2,240

•	Total tons placed increased 4% quarter-over-quarter and 24% year-over-year

•
Production returned to normalized levels during the first quarter, with silver equivalent[1] production totaling 1.8 million ounces, which was 6% higher year-over-year. Compared to the prior quarter, production declined 26%. Fourth quarter 2017 production reflected accelerated recoveries from the newly-expanded Stage IV leach pad and from the placement of higher-grade gold ore during the second half of 2017

•	The Company is maintaining full-year 2018 production guidance of 4.2 - 4.7 million ounces of silver and 45,000 - 50,000 ounces of gold, or 6.9 - 7.7 million silver equivalent[1] ounces

Wharf, South Dakota

	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Tons placed	1,076,395	1,124,785	1,150,308	993,167	1,292,181
Average gold grade (oz/t)	0.022	0.029	0.029	0.024	0.027
Ounces produced
Gold	17,936	27,292	25,849	21,358	20,873
Silver (000's)	12	16	15	13	20
Gold equivalent[1]	18,133	27,560	26,096	21,568	21,207
Ounces sold
Gold	17,339	28,975	23,855	21,314	24,093
Silver (000's)	11	16	14	11	33
Gold equivalent[1]	17,522	29,256	24,085	21,495	24,636

•	As anticipated, first quarter gold production declined 34% quarter-over-quarter and 14% year-over-year to 17,936 ounces primarily due to lower grades

•
While production levels are anticipated to be higher throughout the remainder of the year, 2018 is expected to be a lower grade year as previously disclosed. Higher stripping rates during 2018 are expected to result in access to higher grade material in subsequent years

•	Full-year production guidance of 85,000 - 90,000 ounces of gold remains unchanged

Kensington, Alaska

	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Tons milled	158,706	167,631	172,038	163,163	165,895
Average gold grade (oz/t)	0.17	0.22	0.17	0.17	0.17
Average recovery rate	94.0%	92.8%	94.1%	93.2%	94.0%
Gold ounces produced	26,064	34,932	27,541	26,424	26,197
Gold ounces sold	27,763	35,634	29,173	29,031	32,144

•
First quarter gold production declined 25% quarter-over-quarter to 26,064 ounces due to lower planned grades related to mine sequencing as well as maintenance-related mill downtime. Production was flat compared to last year's first quarter

•
Development mining continued at Jualin during the quarter, where production is expected to increase in the second half of the year following completion of dewatering efforts. During the second quarter, production at Kensington is expected to remain consistent with first quarter production levels

•	2018 gold production guidance remains unchanged at 115,000 - 120,000 ounces

2018 Production Guidance (Unchanged)

	Silver	Gold	Zinc	Lead	Silver Equivalent[1]
	(K oz)	(oz)	(K lbs)	(K lbs)	(K oz)
Palmarejo	6,500 - 7,100	110,000 - 115,000	—	—	13,100 - 14,000
Rochester	4,200 - 4,700	45,000 - 50,000	—	—	6,900 - 7,700
Kensington	—	115,000 - 120,000	—	—	6,900 - 7,200
Wharf	—	85,000 - 90,000	—	—	5,100 - 5,400
Silvertip	1,500 - 2,000	—	23,000 - 28,000	23,000 - 28,000	4,030 - 5,080
Total	12,600 - 13,800	355,000 - 375,000	23,000 - 28,000	23,000 - 28,000	36,030 - 39,380

Financial Results and Conference Call
Coeur will report its first quarter 2018 financial results on April 25, 2018 after the New York Stock Exchange closes for trading. There will be a conference call on April 26, 2018 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer, Hans Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through May 10, 2018.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 17 926

About Coeur
Coeur Mining, Inc. is a well-diversified, growing precious metals producer with five mines in North America. Coeur produces from its wholly-owned operations: the Palmarejo silver-gold complex in Mexico, the Silvertip silver-zinc-lead mine in British Columbia, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, and the Wharf gold mine in South Dakota. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, grades, the timing of commercial production at Silvertip, inventory and recovery rates at Palmarejo, sales under Palmarejo's gold stream agreement, stripping rates at Wharf, and dewatering efforts at Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc, and lead and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, the loss of any third-party smelter to which Coeur markets its production, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur's Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

Notes

1.
Silver and gold equivalence assumes a 60:1 silver-to-gold ratio, except where noted as average spot prices. Please see the table below for average applicable spot prices and corresponding ratios. Silver and zinc equivalence assumes a 0.06:1 silver-to-zinc ratio. Silver and lead equivalence assumes a 0.05:1 silver-to-lead ratio.

Average Spot Prices

	1Q 2018	4Q 2017	3Q 2017	2Q 2017	1Q 2017
Average Silver Spot Price Per Ounce	$16.77	$16.73	$16.84	$17.21	$17.42
Average Gold Spot Price Per Ounce	$1,329	$1,275	$1,278	$1,257	$1,219
Average Silver to Gold Spot Equivalence	79:1	76:1	76:1	73:1	70:1

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Courtney Lynn, Vice President, Investor Relations and Treasurer
Phone: (312) 489-5800
www.coeur.com